EXHIBIT 5.1

June 2, 2009

TRC Companies, Inc.

21 Griffin Road North

Windsor, Connecticut 06095

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to TRC Companies, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) relating to 2,162,162 shares of common stock, par value $.10 per share of the Company (the “Shares”) which may be offered from time to time by the persons named in the Registration Statement as the selling stockholders.

As General Counsel of the Company, I am familiar with the transaction under which the shares were issued, the corporate actions taken with respect thereto, the Restated Certificate of Incorporation and the Bylaws of the Company. I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents and corporate and public records as I deemed necessary as a basis for the opinion hereinafter expressed. With respect to such, I have assumed the genuineness of all signatures appearing on all documents, and the conformity to the originals of all documents as conformed or reproduced copies.

Based upon the foregoing, it is my opinion that the Shares to be sold pursuant to the Registration Statement, are duly and validly issued and fully paid and nonassessable. I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby concede that I come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. I am the beneficial owner of 49,040 shares of the Company’s common stock.

Very truly yours,

/s/ Martin H. Dodd
Martin H. Dodd